Exhibit 21.1

Subsidiaries of the Registrant*

The following were significant subsidiaries of the Registrant as of December 31, 2018:

Name	Jurisdiction of Incorporation or Organization
Och-Ziff Holding Corporation	Delaware
Och-Ziff Holding LLC	Delaware
OZ Management LP	Delaware
OZ Management II LP	Delaware
OZ Advisors LP	Delaware
OZ Advisors II LP	Delaware
Och-Ziff Loan Management LP	Delaware
OZ CLO Management LLC	Delaware
Och-Ziff Management Europe Limited	United Kingdom
Och-Ziff Europe Loan Management Limited	United Kingdom
Och-Ziff Capital Management Hong Kong Limited	Hong Kong
Och-Ziff Real Estate Management LP	Delaware
Och-Ziff Real Estate Capital L.P.	Delaware
Och-Ziff Real Estate Capital II L.P.	Delaware
Och-Ziff Real Estate Capital III L.P.	Delaware
OZ Institutional Income Domestic Partners, L.P.	Delaware
OZ Credit Opportunities Fund GP, L.P.	Delaware
OZSC GP, L.P.	Delaware

*	The names of additional subsidiaries have been omitted because the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.